UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Lone Star Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice Of Annual Meeting Of Shareholders

To be held April 23, 2007

Notice is hereby given that the Annual Meeting of Shareholders of Lone Star Technologies, Inc. (“Lone Star”), a Delaware corporation, will be held on the 23rd day of April, 2007, at 8:30 a.m., local time, on the 40th floor of the J.P. Morgan Chase Tower, 2200 Ross Avenue, Dallas, Texas, for the following purposes:

(1)                                  To elect three members to the Board of Directors of Lone Star;

(2)                                  To approve the appointment of Deloitte & Touche LLP as Lone Star’s independent accountants for the year ending December 31, 2007; and

(3)                                  To transact any other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 5, 2007 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.  A complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder at the office of the Secretary of Lone Star, 15660 N. Dallas Parkway, Suite 500, Dallas, Texas 75248 (telephone: 972/770-6401) during the ten-day period preceding the meeting.

We hope that you will be represented at the meeting by signing the enclosed proxy card and returning it in the accompanying envelope as promptly as possible, whether or not you expect to be present in person.  Your vote is important - as is the vote of every shareholder - and the Lone Star Board of Directors appreciates the cooperation of shareholders in returning proxies to vote at the meeting.

By order of the Board of Directors,

Robert F. Spears
Secretary

Dallas, Texas
March 15, 2007

LONE STAR TECHNOLOGIES, INC.
15660 N. Dallas Parkway, Suite 500
Dallas, Texas 75248

PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of Lone Star, or the Board, for use at the Annual Meeting of Shareholders to be held on April 23, 2007, or at any adjournment thereof.  Any shareholder giving a proxy may revoke it prior to the voting of the proxy on any matter (without affecting, however, any vote already cast on any other matters) by:

(a)                                  notifying Lone Star of such revocation in writing prior to or at the Annual Meeting,

(b)                                 delivering to Lone Star a duly executed proxy relating to the same shares dated subsequent to the date of the original proxy, or

(c)                                  voting the same shares in person at the Annual Meeting.

The principal executive offices of Lone Star are located at 15660 N. Dallas Parkway, Suite 500, Dallas, Texas 75248 (telephone:  972/770-6401).  This Proxy Statement and the enclosed proxy were mailed to shareholders on or about March 15, 2007.

All shares represented by unrevoked proxies will be voted at the meeting or any adjournment thereof as specified by the persons giving such proxies.  If no contrary specification is made, the shares represented by proxies will be voted FOR the election as directors of the nominees named herein and FOR approval of the appointment of Deloitte & Touche LLP as Lone Star’s independent accountants for the year ending December 31, 2007.

OUTSTANDING SHARES AND VOTING RIGHTS

As of March 5, 2007, the record date for the determination of shareholders entitled to vote at the Annual Meeting, there were 30,641,353 outstanding shares of Lone Star Common Stock.  This is the only class of stock of Lone Star outstanding, and each share of Common Stock is entitled to one vote on all matters properly coming before the Annual Meeting.

ELECTION Of DIRECTORS

The Certificate of Incorporation and By-Laws of Lone Star provide for a board of directors comprised of three classes of directors, as nearly equal in number as possible, with each class of directors to be elected for three-year terms.  Therefore, the nominees for election to the class of directors whose terms are expiring at an Annual Meeting are elected for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their election.  If the total number of directors is increased or decreased, however, the Board may adjust the number of directors in one or more classes, and that adjustment may result in a director being elected or reelected to a term shorter than three years.  If any director is appointed by the Board between Annual Meetings to fill a vacancy created by the resignation, retirement, death or removal of a director or by an increase in the number of directors, the shareholders at the next Annual Meeting following the appointment will vote to elect a director to complete an unexpired term or to serve a full three-year term if an unexpired term ends at that Annual Meeting.  Directors are elected by plurality vote.  Directors are encouraged to attend Annual Meetings.  All directors attended last year’s Annual Meeting.

At the 2007 Annual Meeting, shareholders will be asked by Lone Star to reelect Dan O. Dinges, Robert L. Keiser and David A. Reed for terms expiring at the 2010 Annual Meeting.  After the 2007 Annual Meeting, three directors’ terms will expire at the 2008 Annual Meeting, three directors’ terms will expire at the 2009 Annual Meeting, and three directors’ terms will expire at the 2010 Annual Meeting.  The recent experience of each nominee is summarized below in the first table.

Each proxy solicited hereby which is given prior to the voting at the Annual Meeting and is not revoked will be voted FOR the election of the nominees named in the following table, unless a contrary specification is made in the proxy.  Withheld votes will not be treated as votes for or against any particular director and will not affect the outcome of the election of directors.  If for any reason any nominee should become unavailable for election, then, unless a contrary specification is made in the proxy, votes will be cast pursuant to authority granted by the proxy for a substitute nominee designated by the Board, or, in the absence of a designation by the Board, for a substitute nominee designated by any of the persons authorized by the proxy to vote as proxies.  The Board is not aware that any nominee will be unwilling or unable to serve.

The following tables set forth, for the nominees for director and for the directors whose current terms extend beyond the 2007 Annual Meeting, the principal occupation or employment for each during at least the past five years, the year in which each joined the Board, the year in which their current terms on this Board expire and other business directorships held.

The Board recommends that shareholders vote FOR the election of the nominees named in the table.

NOMINEES FOR DIRECTOR

Name (Age)	Business Experience and Other Information	Year First Elected

Dan O. Dinges (53)                                                                                                                                                                      2005

Chairman of the Board, President and Chief Executive Officer since May 2002 and President and Chief Operating Officer from September 2001 to May 2002 of Cabot Oil & Gas Corporation, an independent oil and gas company engaged in the exploration, development, acquisition and exploitation of North American oil and gas properties.  For more than 20 years prior to September 2001, held various management positions with a subsidiary of Noble Affiliates, Inc., Samedan Oil Corporation, an independent energy company.  Served as its Senior Vice President and Division General Manager, Offshore Division from 1998 to September 2001.  Director of Cabot Oil & Gas Corporation.  His current term as a Lone Star director expires in 2007.(3)

Robert L. Keiser (64)                                                                                                                                                                  2002

Retired from Kerr-McGee Corporation, an international energy and chemical company, in June 1999.  Chairman of the Board of Kerr-McGee Corporation from February 1999 to June 1999.  Chairman and Chief Executive Officer from 1994 to February 1999 of Oryx Energy Company, an international energy company.  Director of Cabot Oil & Gas Corporation.  His current term as a Lone Star director expires in 2007.(1)

David A. Reed (59)                                                                                                                                                                       2005

President, Causeway Capital Management, LLC, general partner for Causeway Capital Partners, LP, a private family investment partnership, since May 2005 and Managing Partner at Causeway Capital Partners from 2000 to May 2005.  Co-founder of and advisor to ANSRSource, Inc., a business process and information technology outsourcing and consulting business, since 2003.  Senior Vice Chair of Global Markets from 1999 to 2000, member of USA Management Committee from 1991 to 2000 and Vice Chair and Firmwide Operating Partner for North American Area Audit and Tax from 1998 to 1999 of Ernst & Young, LLP.  Director of Drew Industries, Inc. and Penson Worldwide, Inc.  His current term as a Lone Star director expires in 2007.(1 & 2)

CONTINUING DIRECTORS

Rhys J. Best (60)                                                                                                                                                                         1997

Chairman of the Board and Chief Executive Officer of Lone Star since June 2004.  Chairman of the Board, President and Chief Executive Officer of Lone Star from January 1999 to June 2004.  President and Chief Executive Officer of Lone Star from July 1998 to December 1998.  President and Chief Operating Officer of Lone Star from 1997 to June 1998.  President and Chief Executive Officer of Lone Star Steel Company (“Steel”), a subsidiary of Lone Star, from 1989 to 1997.  Director of Crosstex Energy, L.P. and Trinity Industries, Inc.  His current term as a Lone Star director expires in 2009.

Frederick B. Hegi, Jr. (63)                                                                                                                                                        1985

General Partner, Wingate Partners, L.P. and Wingate Management Co., L.P. (private investments) since 1987. Principal, Wingate Management Co. II, L.P. (private investments) since 1994. President, Valley View Capital Corporation (private investments) since 1982. Chairman, United Stationers, Inc. (wholesale office products) since 1996. Chairman, Loomis, Fargo & Co. (armored car services) from 1991 to May 2001. Chairman, President and Chief Executive Officer from July 1999 to December 2002 of Kevco, Inc. (wholesale distributor of building products to manufactured housing and recreational vehicles industries).  Director of United Stationers, Inc., Drew Industries, Inc. and Texas Capital Bancshares, Inc.  His current term as a Lone Star director expires in 2009.

Robert Kelley (61)                                                                                                                                                                       2001

President of Kellco Investments, Inc., a private investment company, since May 2001. Chairman of the Board from 1992 through April 2001, President and Chief Executive Officer from 1986 through October 2000, and director from 1986 through April 2001 of Noble Affiliates, Inc., an independent energy company with domestic and international exploration and production operations. Director of OGE Energy Corporation, Cabot Oil & Gas Corporation and Smith International, Inc.  His current term as a Lone Star director expires in 2008.(2)

M. Joseph McHugh (69)                                                                                                                                                             1999

Retired since October 2001.  One of five members of the office of Chief Executive from October 2000 to October 2001 and Acting Chief Financial Officer from November 1999 to May 2000 of Pillowtex Corporation (manufacturer of home textiles).  Retired from January 1999 to October 1999.  President and Chief Operating Officer of Triangle Pacific Corp. (manufacturer of hardwood flooring and kitchen and bathroom cabinets) from 1994 to December 1998.  Director of Union Drilling, Inc. and PGT, Inc.  His current term as a Lone Star director expires in 2009.(3)

Alfred M. Micallef (64)                                                                                                                                                               2000

President and Chief Executive Officer of JMK International, Inc. (holding company of rubber and plastics manufacturing businesses) during the past five years.  Director of Cash America International, Inc.  His current term as a Lone Star director expires in 2008. (3)

Jerry E. Ryan (64)                                                                                                                                                                       2000

Consultant to Fintube Technologies, Inc. (a subsidiary of Lone Star) from January 2000 to December 31, 2002.  Chairman of the Board of the general partner of Fintube Limited Partnership (manufacturer and marketer of finned tubes used in a variety of heat recovery operations) from February 1999 to January 2000, and Chairman of the Board and Chief Executive Officer of Fintube Limited Partnership for more than five years prior thereto. Director of AAON, Inc. and Global Power Equipment Group Inc.  His current term as a Lone Star director expires in 2008. (1 & 2)

                        (1)   Member of the Human Resources Committee.

                        (2)   Member of the Audit Committee.

                        (3)   Member of Corporate Governance Committee.

Meetings of Board and Committees.  During 2006, there were 14 meetings of the Board, 5 meetings of the Audit Committee, 4 meetings of the Human Resources Committee and 2 meetings of the Corporate Governance Committee.  All of the directors attended at least 80 percent of the meetings of the Board and the committees of the Board on which they served.  The standing committees of the Board have the following principal functions: the Audit Committee assists the Board in fulfilling its oversight responsibilities to ensure the integrity of Lone Star’s financial statements; the Human Resources Committee reviews and approves salaries and bonuses for officers, reviews management development and succession plans and administers the 2004 Long-Term Incentive Plan; and the Corporate Governance Committee provides general corporate oversight, advises the Board regarding policies for corporate governance and recommends director nominees to the Board.

Nomination of Director Candidates.  The Corporate Governance Committee will consider director candidates recommended by shareholders of Lone Star.  In order to be considered by the Committee, shareholders must submit in writing (which shall not include email) the following information to the Chair of the Committee at Lone Star Technologies, Inc., Attn: Chair of Corporate Governance Committee, P.O. Box 803546, Dallas, Texas 75380-3546, at least 180 days before the annual meeting of shareholders at which directors are to be elected:  name of the shareholder, contact information for the shareholder, number of shares of common stock owned by the shareholder, name of the registered owner of the common stock (if different from the shareholder), name of the person recommended for director, brief biography of the person recommended for director, qualifications of the person recommended for director, and whether the person recommended for director consents to being named in the proxy statement as a nominee for director.

The Committee considers the following criteria for director candidates, regardless of who proposes the candidate:  broad experience, wisdom, integrity, ability to make analytical inquiries, industry or other special knowledge, understanding of Lone Star’s business environment and willingness to devote adequate time to Board duties.  The Committee utilizes a variety of methods for identifying and evaluating nominees for director, and there are no differences in the manner in which the Committee evaluates director nominees based on whether the nominee is recommended by a shareholder.  Candidates may come to the attention of the Committee through current directors, shareholders or other persons.  These candidates are evaluated at meetings of the Committee and may be considered at any point during the year.  The three nominees for election at this Annual Meeting are directors standing for re-election.

Communications with Directors.  Shareholders can send communications to Lone Star’s Board or the non-management directors on the Board by delivering them in writing (which shall not include email) to the director designated as the presiding director for non-management director meetings at either of the following addresses: Attn: Presiding Director, Lone Star Technologies, Inc., c/o David E. Morrison, Fulbright & Jaworski LLP, 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201-2784 or Attn: Presiding Director, Lone Star Technologies, Inc., c/o Dan Berner, Deloitte & Touche LLP, 2200 Ross Avenue, Suite 1600, Dallas, Texas 75201-6778.  If a communication is directed to a specific director, the presiding director will forward that communication to the specified director.

Executive Sessions of Non-Management Directors.  The non-management directors of Lone Star met at eight regularly scheduled executive sessions without management in 2006.  The presiding director at those sessions is appointed by the non-management directors to serve for one year or until his successor is duly elected and qualified.  The presiding director is the contact person for any party seeking to communicate with the non-management directors.  See “Communications with Directors” above.  Frederick B. Hegi, Jr. has served as the presiding director since December 2003.

Independent Directors.  The Board of Lone Star determined at its meeting on February 27, 2007 that each of the directors, except Mr. Best, the Chairman of the Board and Chief Executive Officer of Lone Star, is independent within the meaning of the New York Stock Exchange director independence standards.  The Board determined that each of the eight independent directors had no direct or indirect relationship with Lone Star or any of its subsidiaries other than as a director of Lone Star.

Retirement Policy for Directors.  The Board adopted a retirement policy for directors in 1998:  “A person is not eligible for election as a director if he or she is seventy years of age or older at the time of the election.”  That policy is now included in Lone Star’s Corporate Governance Guidelines.

CORPORATE GOVERNANCE

Lone Star has sought to implement and adhere to appropriate principles of corporate governance since becoming a public company in 1985.  During this approximately 22-year time period Lone Star has always had a majority of independent directors on its Board and has never had more than two employees concurrently serving as directors.  Since their inception, Lone Star’s Audit, Human Resources and Corporate Governance Committees have all been chaired by non-management directors, with each committee having at least a majority of its voting members comprised of non-management directors.

In 2002 and 2003, Lone Star undertook several further initiatives to promote both effective corporate governance as well as legal compliance and adherence to high ethical standards by its directors, officers, and employees.  These initiatives take into account the Sarbanes-Oxley Act of 2002, rules of the New York Stock Exchange and internal policy and compliance directives proposed by Lone Star’s Board and management.

At the Board level, Lone Star adopted Corporate Governance Guidelines and new charters for the Audit, Corporate Governance and Human Resources Committees, all of which are available on Lone Star’s website (www.lonestartech.com).  A written copy of any of those documents or Lone Star’s Code of Business Conduct and Ethics will be furnished without charge to any shareholder upon request to Charles J. Keszler, Investor Relations, Lone Star Technologies, Inc., P.O. Box 803546, Dallas, Texas 75380-3546.  The Corporate Governance Guidelines, which were adopted in December 2002 and amended in February 2004 and September 2005, provide a flexible, modifiable framework within which the Board may conduct its business.  The guidelines address:

•                                          Board composition, including policies with respect to:
•                                          Board size;
•                                          Director qualifications and procedures for selecting directors;
•                                          The requirement that a majority of Lone Star’s directors be independent;
•                                          The inadvisability of imposing term limits on directors; and
•                                          The prohibition against nominating a person as a director who would be at least 70 years of age at the time of his or her election;
•                                          Director responsibilities;
•                                          Director orientation and continuing education;
•                                          Regularly scheduled meetings of non-management directors without management;
•                                          The role of the Board in evaluating the chief executive officer and in providing for management development and succession planning; and
•                                          Board committees, Board compensation and the Board’s self-evaluation process.

The guidelines include a policy that no non-management director of Lone Star should serve on the boards of directors of more than four other public companies and Lone Star’s chief executive officer should not serve on the boards of directors of more than two other public companies.  All of Lone Star’s non-management directors and its chief executive officer currently comply, and have always complied, with that policy.

The respective charters of the Audit Committee, the Corporate Governance Committee and the Human Resources Committee require the applicable committee to be composed of three or more directors, all of whom must be independent.  The Board has determined that all of the directors who are the members of these committees are independent in accordance with the standards and rules of the New York Stock Exchange.  The charter of the Audit Committee further requires all members to be or become “financially literate” and at least one member to be an “audit committee financial expert.”  The Board has determined that all members of the Audit Committee, Robert Kelley, the Chairman of the Committee, David A. Reed, and Jerry E. Ryan, are audit committee financial experts within the meaning of the applicable regulations of the Securities and Exchange Commission and have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.  All members of the Audit Committee have also been determined by the Board to be financially literate and independent directors within the meaning of the New York Stock Exchange listing standards.

From a functional perspective, the Audit Committee charter sets forth the committee’s responsibilities with respect to oversight of the integrity of Lone Star’s financial statements and its legal and regulatory compliance; review of Lone Star’s financial reports, accounting policies and practices and internal controls; and the selection, oversight and termination of Lone Star’s auditors, the assessment of their independence and approval of any permitted nonaudit services they perform.  The Corporate Governance Committee charter addresses the committee’s duties with respect to reviewing corporate governance trends, issues and best practices; recommending changes to Lone Star’s Certificate of Incorporation and By-Laws; developing and periodically assessing Lone Star’s Corporate Governance Guidelines, the code of ethics in Lone Star’s business policy manual and the code of ethics applicable to Lone Star’s chief executive, financial, legal and accounting officers; making recommendations to the Board on the selection of new directors and the chief executive officer and reviewing nominees for other officers; and recommending to the Board criteria for assessing Board and management performance.  The Human Resources Committee’s charter provides that such committee is responsible for reviewing and making recommendations to the Board with respect to Lone Star’s incentive and equity-based compensation plans (including approving awards under the 2004 Long-Term Incentive Plan); reviewing the chief executive officer’s goals and objectives, evaluating his performance and making recommendations to the Board on his compensation; evaluating and approving the compensation of other officers of Lone Star and its operating companies; and reviewing Lone Star’s management development and succession plans.

In addition to serving on the Audit Committee of Lone Star, Robert Kelley is currently serving on the audit committees of Cabot Oil & Gas Corporation, OGE Energy Corp. and Smith International, Inc.  The Board of Lone Star has determined, in accordance with the rules of the New York Stock Exchange, that Mr. Kelley’s simultaneous service on the audit committees of these other public companies would not impair the ability of Mr. Kelley to effectively serve on Lone Star’s Audit Committee.

The most broad-based initiative was the adoption by Lone Star and each of its significant operating companies of a business policy manual applicable to each such company’s directors, officers and employees.  Although the manuals differ in a few respects, each manual addresses:

•                                          business conduct and ethics, including conflicts of interest, fair dealing and procedures for reporting fraud or legal or ethical violations;
•                                          accounting and recordkeeping, including procedures by which an employee may report any questionable accounting or auditing matter confidentially and, if desired, anonymously;
•                                          legal and regulatory compliance, including in particular adherence to applicable securities laws such as those prohibiting insider trading;
•                                          company policies relating to equal employment opportunity, sexual harassment and drug and alcohol testing; and
•                                          environmental and safety procedures.

To facilitate accurate and timely disclosures by Lone Star in its investor communications and reports filed with the Securities and Exchange Commission, Lone Star also instituted disclosure controls and procedures requiring appropriate officers of Lone Star’s operating companies to promptly communicate “upstream” any material information about their respective companies as well as any internal control deficiencies or fraud.  These disclosure controls and procedures are intended to assure that Lone Star has sufficient information to accurately and timely aggregate and report operating company developments.

Lone Star’s business policy manual includes a code of business conduct and ethics applicable to all of Lone Star’s directors, officers and employees.  Lone Star has also adopted a code of ethics applicable to its Chairman, President and Chief Executive Officer; Vice President and Chief Financial Officer; Vice President, General Counsel and Secretary; and Controller.  The code of ethics, which was designed to satisfy both the mandates of the Sarbanes-Oxley Act and New York Stock Exchange requirements and is available on Lone Star’s website (www.lonestartech.com), addresses honest and ethical conduct, legal compliance, conflicts of interest and disclosures by Lone Star in its SEC filings and other investor communications.  Lone Star will post on its website any amendments to, or waivers from, that code of ethics.

EXECUTIVE OFFICERS

All executive officers of Lone Star are elected annually by and serve at the pleasure of Lone Star’s Board, or, in the case of Mr. Dunn, at the pleasure of the Board of Directors of Steel, which he serves as Chief Executive Officer.  The following sets forth information concerning the current executive officers of Lone Star.  Information regarding Mr. Best, the Chief Executive Officer of Lone Star, is provided under “Continuing Directors.”

Name (Age)	Business Experience and Other Information

Joseph Alvarado (54)

President and Chief Operating Officer of Lone Star since June 2004.  For five years prior to joining Lone Star, he was Vice President, Long Product Sales and Marketing of Ispat North America Inc., which is part of Mittal Steel (formerly, Ispat International N.V.), a mini-mill and integrated steel company with worldwide operations.  Mr. Alvarado was responsible for the formation and development of the trading activities of Ispat North America and directed the commercial activities for four North American special bar quality and wire rod operating units.

W. Byron Dunn (53)

President and Chief Executive Officer of Steel since 1997 and Executive Vice President -Sales and Marketing of Steel from 1991 to 1997.

Robert F. Spears (63)

Vice President, General Counsel and Secretary of Lone Star since 1996.

Charles J. Keszler (44)

Vice President and Chief Financial Officer of Lone Star since February 2001 and Vice President - Finance and Treasurer of Lone Star from 1996 to February 2001.

Security Ownership Of Management

The following table shows beneficial ownership of shares of Common Stock of Lone Star by each director and nominee for director of Lone Star, each executive officer of Lone Star named in the Summary Compensation Table in this Proxy Statement and all directors, nominees and executive officers of Lone Star as a group at February 28, 2007.(1)  Each beneficial owner has sole voting power and sole investment power as to the shares listed opposite his name, unless indicated otherwise in a footnote below.

Name of Director, Nominee, Executive Officer or Group	Number of Shares(2)		Percent of Class(3)
Rhys J. Best	452,613		1.45%
Dan O. Dinges	1,200		*
Frederick B. Hegi, Jr.	140,840		*
Robert L. Keiser	34,275		*
Robert Kelley	43,650	(4)	*
M. Joseph McHugh	70,650		*
Alfred M. Micallef	7,850		*
David A. Reed	1,200		*
Jerry E. Ryan	7,850		*
Joseph Alvarado	68,896		*
W. Byron Dunn	40,625		*
Charles J. Keszler	31,391		*
Robert F. Spears	12,992		*
All directors, nominees and executive officers as a group (13)	914,032	(5)	2.93%

*   Less than 1%.

(1)          Does not include restricted stock granted on February 27, 2007.

(2)          Includes 277,500 shares for Mr. Best, 103,875 shares for Mr. Hegi, 28,875 shares for Mr. Keiser, 38,250 shares for Mr. Kelley, 63,250 shares for Mr. McHugh, 6,250 shares for Mr. Micallef, 6,250 shares for Mr. Ryan, 25,000 shares for Mr. Alvarado, 23,750 shares for Mr. Dunn, 16,250 shares for Mr. Keszler and 5,000 shares for Mr. Spears which may be acquired within 60 days of February 28, 2007 pursuant to options granted by Lone Star under its 1985 and 2004 Long-Term Incentive Plans.  Also includes 108,000 shares of restricted stock granted to Mr. Best, 1,600 shares of restricted stock granted to each of Messrs. Hegi, Keiser, Kelley, McHugh, Micallef and Ryan, 800 shares of restricted stock granted to each of Messrs. Dinges and Reed, 24,000 shares of restricted stock granted to Mr. Alvarado, 16,875 shares of restricted stock granted to Mr. Dunn and 7,992 shares of restricted stock granted to each of Messrs. Keszler and Spears, all pursuant to the 1985 and 2004 Long-Term Incentive Plans.  Please refer to the table following these footnotes for more information regarding the restricted stock held by the directors, nominees and executive officers of Lone Star.  In 2004 and 2006, each of the non-executive directors of Lone Star was granted 2,500 and 2,400 restricted stock units, respectively, which are not required to be, and are not included, in each director’s beneficial ownership of shares in the above table or the following table.

(3)          Percentages are calculated on 31,228,853 shares, the number that would have been outstanding if the stock options described in the prior footnote had been exercised.

(4)        Mr. Kelley’s wife owns 1,500 of these shares.

(5)        Includes a total of 594,250 shares which may be acquired within 60 days of February 28, 2007 pursuant to options held by all directors, nominees and executive officers as a group.

Additional share ownership information regarding principal shareholders of Lone Star who are neither an executive officer nor a director is shown in the table under the heading “Principal Shareholders” in this Proxy Statement.

The following table sets forth (i) the number of shares of restricted stock held at February 28, 2007 by each of the directors, nominees and executive officers of Lone Star named in the table above and (ii) the year of grant.(1)

Name of Director, Nominee or Executive Officer	2001		2002		2003	2004	2005		2006

Rhys J. Best	62,500	(2)	—		—	—	18,000	(3)	27,500	(4)
Dan O. Dinges	—		—		—	—	800	(5)	—
Frederick B. Hegi, Jr.	—		—		—	—	1,600	(3)	—
Robert L. Keiser	—		—		—	—	1,600	(3)	—
Robert Kelley	—		—		—	—	1,600	(3)	—
M. Joseph McHugh	—		—		—	—	1,600	(3)	—
Alfred M. Micallef	—		—		—	—	1,600	(3)	—
David A. Reed	—		—		—	—	800	(5)	—
Jerry E. Ryan	—		—		—	—	1,600	(3)	—
W. Byron Dunn	—		875	(6)	—	—	6,000	(3)	10,000	(4)
Joseph Alvarado	—		—		—	—	10,000	(3)	14,000	(4)
Charles J. Keszler	—		625	(6)	—	—	3,167	(3)	4,200	(4)
Robert F. Spears	—		625	(6)	—	—	3,167	(3)	4,200	(4)

(1)          Does not include restricted stock granted on February 27, 2007.

(2)          100,000 shares (62,500 shares as of February 28, 2007) of Mr. Best’s restricted stock were granted on May 7, 2001 and vest in installments of 12.5% each on May 7th of each year from 2004 through 2011.

(3)        These shares of restricted stock were granted on March 2, 2005 and vest on March 2, 2011, unless vesting occurs earlier due to the attainment of certain financial performance targets in the 2005, 2006 and 2007 fiscal years.  Lone Star’s Board and its Human Resources Committee determined, effective March 1, 2006, that the 2005 financial target had been met.  Therefore, on March 2, 2006, 9,000 shares of Mr. Best’s restricted stock, 800 shares of each of Messrs. Hegi’s, Keiser’s, Kelley’s, McHugh’s, Micallef’s and Ryan’s restricted stock, 3,000 shares of Mr. Dunn’s restricted stock, 5,000 shares of Mr. Alvarado’s restricted stock, and 1,583 shares of each of Mr. Keszler’s and Mr. Spears’ restricted stock vested.

(4)          Effective March 1, 2006, the Board and its Human Resources Committee granted 2,400 restricted stock units to each non-executive director and the following shares of restricted stock to the five executive officers: Mr. Best, 27,500 shares; Mr. Alvarado, 14,000; Mr. Dunn, 10,000; Mr. Keszler, 4,200; and Mr. Spears, 4,200.  Those units and shares vest on March 1, 2012, unless vesting occurs earlier due to the attainment of certain prescribed performance targets for Lone Star.  On February 27, 2007, the Board and its Human Resources Committee granted 2,400 restricted stock units to each non-executive director and the following shares of restricted stock to the five executive officers: Mr. Best, 26,000 shares; Mr. Alvarado, 17,000; Mr. Dunn, 10,000;

Mr. Keszler, 7,500; and Mr. Spears, 7,500.  Those units and shares vest on February 27, 2012, unless vesting occurs earlier due to the attainment of certain prescribed performance targets for Lone Star.

(5)          These shares of restricted stock were granted on August 15, 2005 and vest on August 15, 2011, unless vesting occurs earlier due to the attainment of certain financial performance targets in the 2005, 2006 and 2007 fiscal years.  Lone Star’s Board and its Human Resources Committee determined, effective March 1, 2006, that the 2005 financial target had been met.  Therefore, on March 1, 2006, 400 shares of each of Mr. Dinges’ and Mr. Reed’s restricted stock vested.

(6)          3,500 shares (875 shares as of February 28, 2007) of Mr. Dunn’s restricted stock, and 2,500 shares (625 shares as of February 28, 2007) of each of Mr. Keszler’s and Mr. Spears’ restricted stock were granted on February 19, 2002 and vested in installments of 25% each on February 19th of each year from 2004 through 2007.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Overview Of Compensation Philosophy And Program

Lone Star believes that the quality, skills and dedication of its named executive officers whose compensation is individually reported in this proxy statement are critical factors affecting the long-term shareholder value of Lone Star.  We also believe that successful compensation programs for executive officers and other key employees, including the named executive officers, must further four primary objectives:

•             ensuring that compensation promotes, and is aligned with, the enhancement of shareholder value;

•             attracting and retaining quality personnel by providing rewards for exemplary company and individual performance;

•             providing incentives for future performance; and

•             attracting and retaining quality personnel by providing competitive salaries and benefits.

All compensation policies and all compensation decisions are designed to reward employees, including the named executive officers, who have demonstrated the capacity to make a significant contribution to our financial and competitive performance, thereby furthering the first primary objective referred to above.  Key factors to increase or decrease compensation include:

•             the nature, scope and level of the named executive officer’s responsibilities;

•             Lone Star’s overall performance and profitability, which we primarily measure by return on assets and income before taxes; and

•             the employee’s performance compared to the goals and objectives (which, in the case of the named executive officers, primarily relate to their effectiveness in leading our initiatives to increase productivity, cash flow, income and revenue growth and the value we provide to our customers and shareholders).

We also consider compensation levels of peer companies to ensure that Lone Star’s compensation arrangements are in line with companies of its size, to attract and retain executive talent and to align each executive’s interests with those of the shareholders.  To that end, in 2003 our Human Resources Committee retained the services of a compensation consulting firm, Mercer Human Resources Consulting, to provide a market assessment of compensation covering approximately 30 senior positions at Lone Star and its operating subsidiaries, including the positions of the named executive officers.  The Human Resources Committee delineated the following goals for Mercer:

•    Ensure that management incentives are aligned with shareholder interests;

•             Reward corporate and individual performance in a volatile and cyclical industry;

•             Evaluate incentive compensation features and determine the most appropriate terms; and

•             Provide guidance on appropriate incentive plan provisions to motivate employees based on achievement.

The market assessment involved a comparison of the various components of our compensation program with a peer group composed of 20 publicly traded companies in the energy services and manufacturing industries.  Based on this assessment, we believe that our total annual senior management salary and cash bonus opportunity are generally at the median level for the peer group in that market assessment, with the long-term equity incentives opportunity being at the 75% percentile of the group assuming the achievement of excellent performance by our senior management.  We consider these levels to be appropriate for these compensation components.  We have elected to put somewhat greater emphasis on long-term incentives compared to salary and bonuses than that of most members of our peer group both to align our executives’ interests with those of our shareholders and to foster a longer-term view among our executives in making decisions important to our company.

In November 2006, our Human Resources Committee retained the services of Towers, Perrin, Forster & Crosby, Inc., a compensation consulting firm, to provide services in connection with an executive compensation competitive assessment.  The firm was instructed to:

•             analyze an appropriate group of peer companies to use in its review of executive and non-employee director compensation;

•             complete a competitive compensation assessment for Lone Star’s named executive officers;

•             review and assess Lone Star’s long-term incentive strategy; and

•             review and assess Lone Star’s non-employee director compensation relative to market practices.

Based on this assessment, we believe that our total direct compensation to senior management, which includes total cash compensation and the annualized expected value of long-term incentive awards, is generally at the median level for the peer group in that market assessment.  We consider these levels to be appropriate for these compensation components.

Our Human Resources Committee had previously engaged Towers, Perrin, Forster & Crosby, Inc. to provide services in connection with our change in control policies, as discussed under “Other Compensation - Employment Retention Policies” below.

Our Board makes compensation decisions with the assistance of our Human Resources Committee, which operates in accordance with its charter.

We use a variety of compensation elements to reach our compensation objectives, including current salary, bonus opportunity, deferred compensation, and long term incentive awards, all of which we discuss in detail below.  Specifically, we believe executive compensation should include the following three components:

•             Annual Base Salary.  Our objectives are to target annual base salary at the median level and to make it competitive, when taken in conjunction with the other compensatory elements, to attract and retain executives.

•             Annual Cash Bonus Opportunity.  Lone Star uses annual cash bonuses to reward executives for the achievement of annual company and individual performance objectives.

•             Long Term Equity-Based Incentives.  Lone Star utilizes long term equity-based incentives, principally restricted stock grants but also historically including stock options, to foster a long-term view of what is in the best interests of Lone Star and its shareholders by better aligning the interests of the executives with those of the shareholders.

Lone Star does not have a policy regarding the adjustment or recovery of payments or awards (other than as required by law) if relevant performance measures are restated or otherwise adjusted; however, Lone Star is not permitted to reprice options granted under its 2004 Long-Term Incentive Plan, or 2004 LTIP, except where such repricing has been approved by our stockholders.

Annual Base Salary

Our Human Resources Committee reviews and approves annual compensation for named executive officers, consisting of base salary and bonus (discussed below), on an annual basis.  Our chief executive officer provides our Human Resources Committee with recommendations regarding the compensation of all named executive officers other than himself.  Our Human Resources Committee may request additional information and analysis and ultimately determines in its discretion whether to approve any recommended changes in compensation.  These determinations are made by our Human Resources Committee based on its own analysis and judgment and the recommendations of the chief executive officer.

Our Human Resources Committee separately considers the salary and bonus of the chief executive officer.  In determining his annual compensation, our Human Resources Committee considers the businesses in which we engage, including the highly competitive nature of the steel tubular products industry, the experience he brings to the position and his contributions to our long-term performance.

We pay our named executive officers a base salary to remain competitive in the market.  Our base salaries are less performance based than our annual cash bonuses and long term equity-based incentives.  Effective March 1, 2006 the salaries of the named executive officers were increased as follows: $25,000 per year in Mr. Best’s salary to $525,000; $15,000 per year in Mr. Alvarado’s salary to $400,000; $15,000 per year in Mr. Keszler’s salary to $225,000; $6,500 per year in Mr. Spears’ salary to $225,000; $12,476 per year in Mr. Dunn’s salary to $326,500.

These salary increases were largely reflective of the Human Resources Committee’s perception of individual performance, competitiveness of salary in the marketplace and inflation adjustments.  Base salary paid to the named executive officers in 2006 constituted approximately the following percentages of their total compensation as set forth in the Summary Compensation Table:  Mr. Best: 19%; Mr. Alvarado: 33%; Mr. Keszler: 38%; Mr. Spears: 41%; and Mr. Dunn: 35%.  The comparatively low percentages of base salary compared to total compensation in 2006 reflect the Human Resources Committee’s philosophy of rewarding exceptional individual and company financial performance through annual cash bonuses and long term equity-based incentives (a philosophy that reduces salary as a percentage of total compensation when performance objectives are achieved).

Annual Cash Bonus Opportunity

In order to provide incentives for future annual performance, we believe that a substantial portion of each named executive officer’s compensation should be in the form of a bonus, the amount of which is based upon both individual and company performance.  Accordingly, our policy is to allocate an amount equal to a target range of 50% to 100% of a named executive officer’s annual base salary to performance based cash bonus awards.  On February 27, 2007, our Human Resources Committee approved the general terms of the 2007 Annual Cash Incentive Bonus Program, or 2007 Bonus Program, which is applicable to key employees of Lone Star and its operating companies, including the named executive officers.  On that date, our Human Resources Committee also authorized payment of cash bonuses to the named executive officers and other participants in the 2006 Annual Cash Incentive Bonus Program, or 2006 Bonus Program, which has terms that have been previously disclosed in Lone Star’s filings with the Securities and Exchange Commission.  Cash bonuses in accordance with the 2006 Bonus Program and the 2007 Bonus Program are intended to be incentive awards granted under certain provisions of our 2004 LTIP.  Our 2004 LTIP authorizes, among other things, annual cash incentive awards upon the achievement of certain specified performance goals.

Our Human Resources Committee established annual cash bonus targets as a percentage of salary under the 2007 Bonus Program for each named executive officer.  As a percentage of base salary, these targets were 100% for Mr. Best, 75% for Mr. Alvarado, 50% for Mr. Keszler, 50% for Mr. Spears and 60% for Mr. Dunn.  Each participant’s employer (Lone Star or one of its operating companies) establishes an opportunity pool of which,

•             one-half is based on such employer’s achievement of 100% of its 2007 targeted Return on Assets, or ROA (which is earnings before income taxes divided by total assets less non-interest bearing liabilities), and

•             one-half is based on such employer’s achievement of its 2007 targeted IBT (which is income before taxes).

If the employer achieves less than 100% of its 2007 targeted ROA, the half of the opportunity pool based on targeted ROA would be reduced accordingly.  Correspondingly, if the employer achieves less than 100% of its 2007 targeted IBT, the half of the opportunity pool based on targeted IBT would be reduced accordingly.  Lone Star’s chief executive officer would not be eligible to receive a cash bonus under the 2007 Program if Lone Star achieves less then 70% of the 2007 targeted IBT.  If an employer achieves more than 100% of its 2007 targeted ROA, the half of the opportunity pool based on targeted ROA would be increased proportionally up to a maximum of 200% of the sum of the participants’ target bonus amounts based on targeted ROA.  Similarly, if an employer achieves more than 100% of its 2007 targeted IBT, the half of the opportunity pool based on targeted IBT would be increased proportionally up to a maximum of 200% of the participants’ target bonus amounts based on targeted IBT.

Each year, each of Lone Star’s operating companies commits to the following:

•             financial and strategic targets;

•             customer retention and growth plans;

•             operational cost and productivity improvements; and

•             safety and employee welfare initiatives.

These objectives, along with certain external economic and industry factors, such as the volatility of oil and gas prices and industry expectations regarding prices, the rig count, steel and other raw material prices, and changes in restrictions on foreign imports, are taken into consideration in setting the annual targeted ROA for each operating company.  Once proposed, the targeted ROA is fully reviewed by Lone Star’s Human Resources Committee and recommended to Lone Star’s Board for approval.  Following approval by the Board, the targeted ROA may not be amended for changes that might occur in the economic or industry environment.  The individual performance goals are designed so that they can only be achieved through exceptional performance — performance that exceeds that which is generally expected in the current economic and industrial environment.  Individual performance objectives are generally set to require incremental achievement relative to recent past performance, such that thresholds are generally set higher than recent historical performance.  The majority of individual goals are objectively measurable and are regularly reviewed and analyzed.  Achievement of both the targeted ROA and the individual performance goals, to the extent required for a named executive officer to obtain a cash bonus under the 2007 Bonus Program, can be fairly characterized as challenging.

Our Human Resources Committee, in its sole discretion, administers the 2007 Bonus Program.  Officers of each business unit and selected key managers are eligible to participate in the 2007 Bonus Program.  All named executive officers are participants in the 2007 Bonus Program.  Our Human Resources Committee has the right to modify the awards and the terms of the 2007 Bonus Program, and to determine final awards in its discretion.  Our Human Resources Committee also considers achievement of individual objectives or performance in deciding on the amount of any bonus for a participant.

At its meeting on February 19, 2007 the Human Resources Committee recommended to our Board, and our Board approved at its meeting on February 27, 2007, the amounts of the cash bonuses to be paid to participants in the 2006 Bonus Program and directed that the payments of those bonuses be made on or before March 15, 2007.  The named executive officers were awarded the following cash bonuses for 2006:  Mr. Best, $750,000; Mr. Alvarado, $475,000; Mr. Dunn, $310,000; Mr. Keszler, $200,000; and Mr. Spears, $165,000.

Annual cash bonuses paid to named executive officers for 2006 constituted approximately the following percentages of their total compensation as set forth in the Summary Compensation Table:  Mr. Best: 27%; Mr. Alvarado: 40%; Mr. Keszler: 34%; Mr. Spears: 30%; and Mr. Dunn: 34%.  The relatively high percentages of cash bonuses compared to total compensation in 2006 reflect the Human Resources Committee’s philosophy of rewarding exceptional individual and company financial performance through annual cash bonuses and long term equity-based incentives.

Long Term Equity-Based Incentives

We believe that the best way to align the interests of the named executive officers and our shareholders is for such officers to own a meaningful amount of our common stock.  In order to reach this objective and to retain our executives, we grant equity-based awards to the named executive officers under our 2004 LTIP.

2004 Long-Term Incentive Plan.  Our 1985 Long-Term Incentive Plan (1985 LTIP) terminated on May 4, 2004 when our shareholders approved the 2004 Long-Term Incentive Plan (2004 LTIP).  The 1985 LTIP remains applicable to outstanding awards under the 1985 LTIP.  The 2004 LTIP prohibits repricing stock options without shareholder approval and provides that the maximum number of shares covered by options and stock appreciation rights that can be granted to an employee in any calendar year is 300,000 and the maximum number of shares that can be earned by an employee in any calendar year pursuant to performance-based equity awards (other than options and stock appreciation rights) is 100,000.  The exercise price per share of stock covered by an option granted under the 2004 LTIP cannot be less than 100% of the fair market value on the date of grant.  On February 28, 2007, 1,345,250 shares were available under the 2004 LTIP for future grant.

In mid-2006, our Board authorized the formation of a subcommittee composed of Rhys J. Best, Chairman and CEO, and Robert L. Keiser, Chairman of the Human Resources Committee, to grant up to an aggregate of 25,000 shares of common stock of Lone Star as awards under the 2004 LTIP in connection with the hiring, promotion and retention of key personnel at Lone Star and its subsidiaries.  Each such award is to vest 50% on each of the second and fourth anniversaries of the grant date.  An award is made only if Mr. Best recommends it to Mr. Keiser and Mr. Keiser, in his discretion, approves the award.

As noted above, our executives’ total compensation opportunity is heavily weighted to maximize shareholder value creation.  As a result of the 2004 LTIP, each executive has a substantial portion of his total target compensation dependent upon Lone Star’s performance.  The structure of the awards under the 2004 LTIP provides the executives incentives for maximizing both short-term performance and long-term shareholder value creation.  In addition, the vesting periods under the 2004 LTIP provide an incentive for the executives to commit to long-term employment with the Company.

Stock Options and Restricted Stock.  Long term incentive compensation, rather than reflecting a single year’s results, is intended to reward performance over the long term.  It has been our practice to structure this long-term incentive compensation in the form of options and restricted stock granted under the 1985 LTIP prior to that plan’s termination, and primarily as restricted stock and restricted stock units under the 2004 LTIP.

All outstanding options have an exercise price equal to the fair market value of the common stock on the date of grant, in compliance with the 2004 LTIP.  Options granted to officers and employees have been granted on the date that Lone Star’s Board and its Human Resources Committee authorized the grant of the option or, if the option grant was made to a person who would become a new employee, on the subsequent date that the optionee commences employment.  The exercise price for each option has been equal to the market value of the stock on the date of grant.  As required by the 2004 LTIP, we have used as the exercise price the average of the high and low prices for our common stock on the New York Stock Exchange on the date of grant (or subsequent commencement of employment) rather than the closing price on such date because, in our judgment, such average is a more representative price.

Stock options granted to existing officers and employees have been authorized and granted on the date of the Board meeting in late February or early March of each year from 1995 through 2004, the last year in which the Company granted stock options.  From 1985 through 2003 stock options granted to existing directors of Lone Star were granted on the next business day after Lone Star’s annual shareholders meeting as expressly provided in the 1985 LTIP, which was approved by the shareholders at the time of its adoption.  The 2004 LTIP, which does not have the automatic stock option grant to directors, was approved by the shareholders in May 2004, and stock options were granted to the directors at the Board meeting following that annual shareholders meeting.  On March 1, 2006 and February 27, 2007, in connection with the Human Resources Committee and Board meetings, shares of restricted stock were granted to officers and employees, and restricted stock units were granted to each of the non-executive directors under the 2004 LTIP.  From time to time options and restricted stock have been granted to officers on the respective dates of commencement of their employment with the Company.  The awards are shown in the second table under “Security Ownership of Management” at page 12 above.

Our Human Resources Committee administered the 1985 LTIP prior to its termination and currently administers the 2004 LTIP.  Our Human Resources Committee has been and continues to be responsible for awarding restricted stock and options to employees under the 2004 LTIP, including the named executive officers.  Restricted stock and options create a strong link between executive compensation and shareholder return and contribute to the ability of our executives to develop a meaningful ownership interest in Lone Star.  In order to allow the named executive officers to benefit from increases in common stock values and thus provide such officers a continuing incentive to achieve results beneficial to the shareholders, we generally award restricted stock and options on an annual basis on terms providing for vesting over a period of time.  Since the 2004 LTIP became effective we have primarily awarded restricted stock and restricted stock units.  In comparison with stock option awards, restricted stock and restricted stock unit awards are less dilutive and still closely align the interests of the named executive officers with those of our shareholders.

In 2004, our Human Resources Committee approved and recommended to our Board, and our Board adopted, an added component to our incentive compensation program, which is called the Strategic Incentive Plan, or SIP.  The objective of the SIP is to use restricted stock or options with performance-based accelerated vesting terms designed to focus executives and senior management of Lone Star and its operating companies on achieving specific strategic goals, intermediate term operational objectives and financial targets. The restricted stock granted in 2005 pursuant to the SIP vests on the sixth anniversary of the grant date, subject to acceleration based on achievement of certain financial performance objectives as follows:  33 1/3% of the grant vested in the first quarter of 2006 because the 2005 objective was achieved, 33 1/3% will vest in the first quarter of 2007 if the 2006 objective is achieved, and 33 1/3% will vest in the first quarter of 2008 if the 2007 objective is achieved.  If the 2006 objective is not achieved, 33 1/3% will vest in the first quarter of 2008 if the unachieved portion of the 2006 objective is made up in 2007.  Before 2006, the objective applicable to a given year was the projected income before taxes, or IBT, of the participant’s employer (Lone Star or one of its operating companies) for that year that was presented by management to, and accepted by, our Board in the last quarter of the prior year.  For grants of restricted stock made in 2006, the objective was IBT of the participant’s employer for that year as set by our Human Resources Committee and our Board.  Beginning with grants of restricted stock made in 2007, the objective applicable to a given year is IBT from continuing operations of Lone Star for that year that is set by our Human Resources Committee and our Board.  In 2006 the targeted IBT was achieved for Star Energy Group, but not for Lone Star and its other operating companies.  For a discussion of the factors considered in setting annual targets, see “Executive Compensation—Annual Cash Bonus Opportunity” at page 18 above.

When restricted stock or options are granted to executive officers, our Human Resources Committee evaluates the individual’s performance currently and relative to the future needs of Lone Star and its operating companies and considers the chief executive officer’s recommendations.  The size of awards is based in part on historical practices and our Human Resources Committee’s subjective evaluation, as previously discussed.  Our Human Resources Committee makes the chief executive officer’s restricted stock or option awards separately and on a similar basis.  In 2006 the targeted value, as a percent of base salary, for restricted stock grants under the SIP was 250% for Mr. Best, 175% for Mr. Alvarado, 100% for Mr. Keszler, 100% for Mr. Spears and 125% for Mr. Dunn.

Contractual Equity-Based Incentives — Chief Executive Officer.  In order to provide for the continued employment of Rhys J. Best as our chief executive officer, to retain his experience, abilities and services and to encourage his long-term dedication to us as the leader of our management team, our Human Resources Committee in 2001 approved an employment agreement between Mr. Best and Lone Star after carefully considering and negotiating the terms of his continued employment set forth in that agreement.  See “Executive Compensation — Employment Agreement” for a description of that agreement and equity-based incentives that were granted to Mr. Best in May 2001.

Mr. Best’s employment agreement provides for a competitive base salary versus his peers, but such agreement also provides a substantial bonus opportunity and a substantial equity compensation component to reward performance in both the short and long-term.  In addition, Mr. Best’s employment agreement contains a clause which ensures that the agreement always has a three year term.  His employment agreement also contains provisions that prohibit him from competing with us or hiring any of our employees or consultants for two years after termination of his employment.  See page 31 for a description of Mr. Best’s employment agreement.

DEFERRED AND OTHER COMPENSATION

Deferred Compensation.  We provide a deferred compensation plan for the named executive officers because such plans enable such officers to defer income until retirement or another distribution date while postponing income taxes on the deferred income and because we believe such plans are common among our peer companies.  Our Board adopted in 2000 the Lone Star Deferred Compensation Plan for the purpose of providing deferred compensation for a select group of management and highly compensated employees of Lone Star and its subsidiaries, including the named executive officers.  A participating officer or employee could defer up to 25% of his or her annual cash compensation for any year prior to 2005 and may now defer up to 50% of his or her annual cash compensation each year.  Through 2005 the participant’s employer credited the participant’s deferral account with a match, up to a maximum of $25,000 annually, equal to 50% of the compensation deferred for the applicable year.  Beginning in 2006 the participant’s employer credits the participant’s deferral account with a match, up to a maximum of $40,000 annually, equal to 60% of the compensation deferred for 2006 and subsequent years.  We believe that our maximum deferral and matching percentages are appropriate because we do not have a defined benefit retirement plan and there are legal limitations on the amount of savings under our 401(k) plan.

The investment alternatives for each participant under the Deferred Compensation Plan are similar to those in Lone Star’s 401(k) plan and are the same for a named executive officer as for any other participant.  No interest accrues on any participant’s account other than market interest on any debt investment selected by a participant.

The amounts of a participant’s deferred compensation and the employer’s match that are earned and vested prior to January 1, 2005 will be distributed to the participant on the earlier of:

•             the distribution date specified by the participant when he or she elects to defer compensation under the Deferred Compensation Plan;

•             the date on which the participant’s employment with Lone Star or its subsidiaries terminates for any reason other than retirement; or

•             the date after the participant’s retirement which the committee that administers the Deferred Compensation Plan specifies for distribution.

For purposes of the Deferred Compensation Plan, retirement means termination of employment after attaining age 65 or, with the consent of the committee administering the Deferred Compensation Plan, after reaching age 55.  The date that a participant specifies for distribution of his or her employer’s matching contribution cannot be prior to the third plan year after the plan year in which the matching contribution is made.  Distributions of amounts that are earned or vested on or after January 1, 2005 are subject to the requirements of the American Jobs Creation Act of 2004.

A participant becomes vested in the applicable employer’s matching contributions made after January 1, 2003 only if:

•             he or she is an employee on January 1st of the third year after those contributions are made; or

•             his or her employment is terminated earlier by death, retirement or disability or by his or her employer without “cause.”

Beginning in 2003, a participant cannot specify a date for distributing his or her deferred compensation that is prior to the third plan year after the plan year in which the compensation is deferred.  If a participant contributes at least 6% of his or her compensation to a 401(k) plan in 2003 or a subsequent year and that deferral decreases the amount of the applicable employer’s matching contribution to that 401(k) plan, the total amount of the employer’s matching contribution under the Deferred Compensation Plan will be increased.  The increase will be an amount, up to a maximum of $4,000, equal to the amount of the decrease in the employer’s contribution to the 401(k) plan for that year.

On December 14, 2006 our Board amended the Deferred Compensation Plan in the following respects:

•             The Company will be secondarily responsible for the payment of any post-2006 deferrals and credits (other than post-2006 income credits with respect to pre-2007 account balances) if such amounts are not paid by the operating subsidiary employing the applicable Deferred Compensation Plan participant.

•             Participants’ account balances will be distributed in lump sum cash payments in the event of a change in ownership or control of the Company or a change in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A of the Internal Revenue Code.

•             Certain technical changes were made to the withdrawal and distribution provisions of the Deferred Compensation Plan consistent with Section 409A of the Internal Revenue Code.

Our deferred compensation plan is designed to provide incentives for continued employment with the Company in light of the following:

•             We do not have a defined benefit retirement plan for our executives or salaried employees.

•             We do not provide medical benefits post-retirement, except in limited circumstances and then, only until the beneficiary attains the age of 65.

•             The regulatory limitations imposed on 401(k) plans do not provide sufficient capacity for an executive to adequately save for retirement relative to his or her base salary.

Fringe Benefits and Perquisites. Our executive compensation program has been relatively free of perquisites.  In certain situations, we provide our named executive officers with expense reimbursement relating to relocation.  In addition, we provide reimbursement to each of Messrs. Best, Alvarado, Dunn and Keszler for dining and/or country club membership dues.  These expenses are described in column (i) of the Summary Compensation Table.

We provide the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly situated public companies.  In determining the total compensation payable to our named executive officers for a given fiscal year, the Human Resources Committee will examine such fringe benefits and perquisites in the context of the total compensation which our named executive officers are eligible to receive.  However, while such fringe benefits and perquisites represent a relatively small portion (less than 5%) of their total compensation, the Human Resources Committee does consider fringe benefits and perquisites in determining total compensation.

Employment Retention Policies.  In 1997 the Board of Lone Star adopted an Employment Retention Policy, or the Prior Policy, which provides a named executive officer with a lump sum payment if his or her employment is involuntarily terminated without “cause” or is voluntarily terminated for “good reason” within two years after a “change in control” of the applicable employer.  On October 24, 2006, the Board of Lone Star adopted a new 2006 Employment Retention Policy, or the 2006 Policy, which it is offering to certain of its officers and key employees, including each of the named executive officers.  Officers and key employees who presently participate in the Prior Policy who are offered the opportunity to participate in the 2006 Policy may elect to remain in the Prior Policy or to become a participant in the 2006 Policy instead of participating in the Prior Policy.  The Prior Policy and the 2006 Policy are described under “Executive Compensation—Change in Control Arrangements” at page 37 below.  Each of the named executive officers elected to participate in the 2006 Policy.

We provide the Prior Policy and the 2006 Policy to attract and retain officers and key employees of Lone Star and its operating companies, particularly in the event of a threat of, or the occurrence of, a change in control.  Lone Star is of the view that these policies promote stability and continuity of management and better align management’s interest with our long-term financial and other objectives by mitigating a transaction’s effect on an executive’s employment as a factor that might influence such executive in pursuing or furthering such transaction.  Moreover, in September 2006, we engaged Towers, Perrin, Forster & Crosby, Inc. to conduct a review of the provisions of our change in control programs and to compare those provisions to typical practices of our peer companies.  The review indicated that comparable policies are in place at many of our peer companies.

IMPACT OF TAX TREATMENTS ON COMPENSATION

Section 162(m) of the Internal Revenue Code limits the tax deduction for public companies to $1 million for compensation paid to a company’s chief executive officer or any of the four other most highly compensated executive officers.  Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met.  We believe that stock options granted under our long-term incentive plans would qualify as performance-based compensation.  While such stock options vest over a specified period of time contingent upon the option holder’s continued employment with the Company, such stock options only have value if the Company’s performance results in a stock price higher than the price on the date of grant.  In addition, we believe that annual cash bonus awards would qualify as performance-based compensation.  In contrast, restricted stock awards, other than the performance-based awards made in 2007, do not qualify as performance-based compensation because they have immediate value (at a minimum, once the restrictions are released) irrespective of the Company’s performance.

While we seek to take advantage of favorable tax treatment for executive compensation where appropriate, the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent rather than tax-based considerations.

NEW COMPENSATION INITIATIVE

In February 2007 our Human Resources Committee and our Board approved an additional component to our compensatory programs, which provides a cash bonus opportunity, that will become effective for 2007 and subsequent years.

The new Operational Integration Cash Bonus Plan will use cash bonuses to incentivize and reward the performance of our executive officers (including our Named Executive Officers), key managers and selected employees who help maximize the integration benefits of our selected strategic initiatives.  These include our current and future joint ventures, new product introductions and our capital investments program.  The bonus pool for the three-year period 2007 through 2009 will be an aggregate of up to $3,000,000.  Given our substantial past and future cash investments in these strategic initiatives, the Human Resources Committee and our Board concluded that it is important to specifically incentivize our executive officers, key managers and selected employees to appropriately leverage such investment.

Awards under the Operational Integration Plan will be made quarterly on a discretionary basis based in part on the achievement of personal objectives previously communicated to the executive officers, key managers and selected employees participating in the Operational Integration Plan.  Each quarter the President and Chief Operating Officer of Lone Star will evaluate, and report to the Chairman and Chief Executive Officer, on the achievement of personal objectives by participants in the Operational Integration Plan.  The Chairman and Chief Executive Officer will thereafter approve bonuses to appropriate participants under the direction of the Human Resources Committee and the Board as appropriate.

In addition, in February 2007, our Human Resources Committee and our Board modified the vesting schedule of restricted stock for executives who participate in our SIP and restricted stock units for our non-executive directors such that the time-based vesting of such 2007 grants will occur over a five, rather than a six, year vesting period subject to acceleration if certain performance targets are achieved.

COMPENSATION COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.  Based on this review and these discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Lone Star’s annual report on Form 10-K.

Robert L. Keiser, Chairman
David A. Reed
Jerry E. Ryan

Summary Compensation Table for Fiscal Year 2006

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards ($) (f)(1)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
Rhys J. Best, Chairman and Chief Executive Officer, Lone Star	2006	$520,833	$0	$1,291,067	$188,944	$750,000	$0	$24,131	(2)	$2,774,975
Joseph Alvarado, President and Chief Operating Officer, Lone Star	2006	$397,500	$0	$275,651	$0	$475,000	$0	$51,553	(3)	$1,199,704
W. Byron Dunn, President and Chief Executive Officer, Steel	2006	$324,420	$0	$165,324	$87,284	$310,000	$0	$27,627	(4)	$914,655
Charles J. Keszler, Vice President and Chief Financial Officer, Lone Star	2006	$222,500	$0	$86,193	$58,532	$200,000	$0	$19,091	(5)	$586,316
Robert F. Spears, Vice President, General Counsel and Secretary, Lone Star	2006	$223,917	$0	$86,193	$58,532	$165,000	$0	$13,200	(6)	$546,842

1.                  The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of awards pursuant to the 2004 LTIP and thus may include amounts from awards granted in and prior to 2006.  Assumptions used in the calculation of these amounts are included in Note J to the Company's audited financial statements for the fiscal year ended December 31, 2006, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.

2.                  Includes $13,200 representing Lone Star’s 401(k) match and $10,931 in dining/country club membership dues.

3.                  Includes $13,200 representing Lone Star’s 401(k) match and $38,353 in dining/country club membership dues (which includes a member initiation fee of $31,980).

4.                  Includes $13,200 representing Lone Star’s 401(k) match and $14,427 in dining/country club membership dues.

5.                  Includes $13,200 representing Lone Star’s 401(k) match and $5,891 in dining/country club membership dues.  Each club membership referred to in these footnotes is owned by Lone Star, and the use of each club by the individual executive is primarily for business.

6.                  Includes $13,200 representing Lone Star’s 401(k) match.

Grants of Plan-Based Awards for Fiscal Year 2006

									All Other
									Option
								All Other	Awards:
								Stock	Number
								Awards:	of	Exercise
								Number	Securities	or Base	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Under	Price of	Fair Value of
		Non-Equity Incentive Plan Awards (7)			Equity Incentive Plan Awards			of Stock	lying	Option	Stock and
Name	Grant Date	Thres hold ($)	Target ($)	Maximum ($)	Thres hold ($)	Target ($) (9)	Maxi mum ($)	or Units (#)	Options (#)	Awards ($/Sh)	Option Awards (8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Rhys J. Best, Chairman and Chief Executive Officer, Lone Star	N/A 3/1/2006	$0	$525,000	$1,050,00	N/A	$1,312,500	N/A	N/A	N/A	N/A	$1,379,538
Joseph Alvarado, President and Chief Operating Officer, Lone Star	N/A 3/1/2006	$0	$300,000	$600,000	N/A	$700,000	N/A	N/A	N/A	N/A	$702,310
W. Byron Dunn, President and Chief Executive Officer, Steel	N/A 3/1/2006	$0	$195,900	$391,800	N/A	$408,125	N/A	N/A	N/A	N/A	$501,650
Charles J. Keszler,Vice President and Chief Financial Officer, Lone Star	N/A 3/1/2006	$0	$112,500	$225,000	N/A	$225,000	N/A	N/A	N/A	N/A	$210,693
Robert F. Spears, Vice President, General Counsel and Secretary, Lone Star	N/A 3/1/2006	$0	$112,500	$225,000	N/A	$225,000	N/A	N/A	N/A	N/A	$210,693

(7)                  These columns show the range of payouts targeted for 2006 performance under the Lone Star Technologies, Inc. 2006 Annual Cash Incentive Bonus Program, which was adopted by Lone Star’s Human Resources Committee on February 28, 2006.  The 2006 Annual Cash Incentive Bonus Program is described in the section titled “Annual Cash Bonus Opportunity” in the Compensation Discussion and Analysis.  The 2007 bonus payment for 2006 is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(8)                  As required by our 2004 LTIP, we have used the average of the high and low prices for our common stock on the New York Stock Exchange on the date of grant, March 1, 2006.   The high price on March 1, 2006 was $50.68 per share and the low price on March 1, 2006 was $49.65 per share, yielding an average price per share of $50.165.  The closing price on March 1, 2006 was $50.59 per share.

(9)                  This column shows the targeted value for restricted stock grants under the 2004 LTIP, which is described in the section titled “Long Term Equity-Based Incentives—Stock Options and Restricted Stock” in the Compensation Discussion and Analysis.  The 2004 LTIP does not have threshold or maximum values.  Under the 2004 LTIP, the award is to be paid out in restricted stock in whatever number of shares that amount translates into at the time of payout using the average of the high and low prices for Lone Star’s common stock on the New York Stock Exchange on the date of grant.  The 2006 awards are shown in the Summary Compensation Table in the column titled “Stock Awards.”

Mr. Best’s Employment Agreement

The Company entered into an employment agreement with its Chief Executive Officer, Rhys Best, on May 7, 2001.  That agreement provided for the continuation of Mr. Best’s employment for an initial three year period ended May 7, 2004.  Effective May 7, 2002 and on each May 7 thereafter, the term of the employment agreement automatically extends for one additional year unless the Company or Mr. Best gives notice by the preceding April 15 not to extend the term.  During the term of the employment agreement, Mr. Best is entitled to receive an annual base salary of not less than $425,000 (his base salary on May 7, 2001); annual cash bonus based on a formula that may be approved and amended annually by the Company’s Board or Human Resources Committee; equity-based compensation under the 2004 LTIP on similar terms and conditions as other executive officers of the Company; other equity-based compensation under another program or agreement as determined by the Company’s Board; and benefits available to other officers and employees of the Company.  Mr. Best’s base salary ($525,000 in 2006) is subject to annual review during the term of the agreement and may be increased but not decreased.

Under the agreement, if a “change in control” of the Company occurs (the definition of which is identical to the definition in the Employment Retention Policy) and if the employment of Mr. Best is terminated by the Company without “cause” (as defined in his employment agreement) or is terminated by Mr. Best for “good reason” (as defined in his employment agreement), he will be paid his base salary and targeted bonus of 100% of his base salary (10) (pro-rated for any partial year) for the remainder of the employment agreement’s term, currently May 7, 2009, less any amounts received from another employer during that time, plus an amount equal to one year’s annual salary. (11)  Mr. Best would not be obligated to seek other employment.

If Mr. Best’s employment is terminated by the Company without “cause,” or by Mr. Best for “good reason,” the Company shall allow him and his dependents to continue to participate in all its benefit plans during the term of the employment agreement, and then provide such continuation or conversion coverage as required by law.  If the law will not permit such participation by Mr. Best and his dependents, the Company will reimburse Mr. Best the cost of obtaining substantially similar benefits.  Mr. Best will not be entitled to such benefits if he is receiving substantially similar benefits from another employer.

Under the term of the employment agreement, if the termination of Mr. Best’s employment would result in the payment of compensation and benefits under both that agreement and the Employment Retention Policy, Mr. Best will be entitled to receive only the compensation and benefits under the employment agreement, unless he has given the Company notice within 30 days after his termination that he has elected to receive only the compensation and benefits under the Employment Retention Policy.

(10)            Technically, Mr. Best’s employment agreement provides that his annual targeted bonus is equal to 60% of his base salary; however, starting in 2004, the Human Resources Committee increased Mr. Best’s targeted bonus from 60% to 100% of his base salary.

(11)            If such payments are made pursuant to a “change in control,” Mr. Best shall be paid in one lump sum within 30 days of the “change in control.”

For a period of two years after the earlier of the termination of Mr. Best’s employment or the termination of the employment agreement, Mr. Best will not engage in “competition” (as defined in the employment agreement) with the Company or its subsidiaries or solicit the services of or hire any employee or consultant of the Company or its subsidiaries.

With respect to equity awards, Mr. Best’s employment agreement provides that, if a “change in control” of the Company occurs and if the employment of Mr. Best is terminated by the Company without “cause” or is terminated by Mr. Best for “good reason,” one-half of his unvested stock options and restricted stock will fully vest on the date of that occurrence or termination, and the other half of his unvested stock options and restricted stock will fully vest on the second anniversary of the date of that occurrence or termination or such earlier date that the Board or Human Resources Committee may determine in its discretion.  Mr. Best will have 36 months after the date of any such termination of employment (but not beyond the stock option’s original term) to exercise his stock options.

Mr. Alvarado’s Employment Arrangement

Mr. Alvarado is employed under an arrangement with Lone Star which provides for an annual salary of $385,000, an annual target cash bonus of 75% of salary, which actual bonus amount may range from 0% to 200% of the target depending upon company and personal performance, 25,000 shares of restricted stock and 50,000 stock options in 2004, and expense reimbursement relating to Mr. Alvarado’s relocation.  Mr. Alvarado is eligible for Lone Star’s nonqualified deferred compensation plan, qualified 401(k) plan, group health care plan and other benefits available to officers.  Mr. Alvarado is a participant in Lone Star’s 2006 Employment Retention Policy (described below).

Salary and Bonus

Base salary paid to the named executive officers in 2006 constituted approximately the following percentages of their total compensation as set forth in the Summary Compensation Table: Mr. Best: 19%; Mr. Alvarado: 33%; Mr. Keszler: 38%; Mr. Spears: 41%; and Mr. Dunn: 35%.  Annual cash bonuses paid to named executive officers in 2006 constituted approximately the following percentages of their total compensation as set forth in the Summary Compensation Table: Mr. Best: 27%; Mr. Alvarado: 40%; Mr. Keszler: 34%; Mr. Spears: 30%; and Mr. Dunn: 34%. As noted in “Compensation Discussion and Analysis—Annual Base Salary” on page 15 above, the comparatively low percentages of base salary, and high percentages of cash bonuses, compared to total compensation in 2006, reflect the Human Resources Committee’s philosophy of rewarding exceptional individual and company financial performance through annual cash bonuses and long term equity-based incentives (a philosophy that reduces salary, and increases incentive compensation, as a percentage of total compensation when performance objectives are achieved).

2006 Annual Cash Incentive Bonus Program

Lone Star’s 2006 Annual Cash Incentive Bonus Program is discussed in “Compensation Discussion and Analysis—Annual Cash Bonus Opportunity” at page 18 above.

2004 Long-Term Incentive Plan

Lone Star’s 2004 LTIP is discussed in “Compensation Discussion and Analysis—Long Term Equity-Based Incentives” at page 20 above.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
				Equity			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Rhys J. Best,	100,000			N/A	$34.06250	2/15/2010	108,000	(13)	$5,228,280	N/A	N/A
Chairman and Chief	75,000				$39.27000	2/20/2011
Executive Officer,	37,500				$15.07500	2/19/2012
Lone Star	48,750				$16.51500	2/18/2013
		16,250	(12)		$16.51500	2/18/2013
Joseph Alvarado, President	25,000			N/A	$21.82000	6/15/09	24,000	(14)	$1,161,840	N/A	N/A
and Chief Operating
Officer, Lone Star
W. Byron Dunn, President and	8,750			N/A	$15.07500	2/19/2012	16,875	(15)	$816,919	N/A	N/A
Chief Executive Officer,	7,500				$16.51500	2/18/2013
Steel					$16.51500	2/18/2013
		7,500	(12)
Charles J. Keszler,	6,250			N/A	$15.07500	2/19/2012	7,992	(16)	$386,893	N/A	N/A
Vice President and Chief	5,000				$16.51500	2/18/2013
Financial Officer, Lone Star		5,000	(12)		$16.51500	2/18/2013
Robert F. Spears,		5,000	(12)	N/A	$16.51500	2/18/2013	7,992	(17)	$386,893	N/A	N/A
Vice President,
General Counsel and
Secretary, Lone Star

(12)            Vest on February 18, 2007.

(13)            62,500 of Mr. Best’s shares vest in equal installments of 12,500 on each of May 7, 2007, 2008, 2009, 2010 and 2011.  18,000 of Mr. Best’s shares vest on March 2, 2011, unless vesting occurs earlier due to the attainment of certain prescribed performance targets for Lone Star.  27,500 of Mr. Best’s shares vest on March 2, 2012, unless vesting occurs earlier due to the attainment of certain prescribed performance targets for Lone Star.

(14)            10,000 of Mr. Alvarado’s shares vest on March 2, 2011, unless vesting occurs earlier due to the attainment of certain prescribed performance targets for Lone Star.  14,000 of Mr. Alvarado’s shares vest on March 2, 2012, unless vesting occurs earlier due to the attainment of certain prescribed performance targets for Lone Star.

(15)            875 of Mr. Dunn’s shares vest on February 19, 2007.  6,000 of Mr. Dunn’s shares vest on March 2, 2011, unless vesting occurs earlier due to the attainment of certain prescribed performance targets for Lone Star.  10,000 of Mr. Dunn’s shares vest on March 2, 2012, unless vesting occurs earlier due to the attainment of certain prescribed performance targets for Lone Star.

(16)            625 of Mr. Keszler’s shares vest on February 19, 2007.  3,167 of Mr. Keszler’s shares vest on March 2, 2011, unless vesting occurs earlier due to the attainment of certain prescribed performance targets for Lone Star.  4,200 of Mr. Keszler’s shares vest on March 2, 2012, unless vesting occurs earlier due to the attainment of certain prescribed performance targets for Lone Star.

(17)            625 of Mr. Spears’ shares vest on February 19, 2007.  3,167 of Mr. Spears’ shares vest on March 2, 2011, unless vesting occurs earlier due to the attainment of certain prescribed performance targets for Lone Star.  4,200 of Mr. Spears’ shares vest on March 2, 2012, unless vesting occurs earlier due to the attainment of certain prescribed performance targets for Lone Star.

Option Exercises and Stock Vested for Fiscal Year 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Rhys J. Best, Chairman and Chief Executive Officer, Lone Star	47,000	$1,311,405	21,500	$1,168,810
Joseph Alvarado, President and Chief Operating Officer, Lone Star	25,000	$981,620	5,000	$252,950
W. Byron Dunn, President and Chief Executive Officer, Steel	0	$0	3,875	$197,883
Charles J. Keszler, Vice President and Chief Financial Officer, Lone Star	0	$0	2,208	$113,021
Robert F. Spears, Vice President, General Counsel and Secretary, Lone Star	11,250	$488,501	2,208	$113,021

Nonqualified Deferred Compensation for Fiscal Year 2006

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Rhys J. Best, Chairman and Chief Executive Officer, Lone Star	$110,000	$40,000	$79,236	$0	$797,688
Joseph Alvarado, President and Chief Operating Officer, Lone Star	$50,000	$25,000	$21,273	$0	$180,213
W. Byron Dunn, President and Chief Executive Officer, Steel	$65,000	$35,000	$60,516	$56,600	$410,833
Charles J. Keszler, Vice President and Chief Financial Officer, Lone Star	$173,250	$40,000	$98,307	$0	$887,357
Robert F. Spears, Vice President, General Counsel and Secretary, Lone Star	$65,000	$36,500	$13,252	$0	$235,990

Deferred Compensation.

For a discussion of the Company’s deferred compensation plan, see “Compensation Discussion and Analysis—Deferred and Other Compensation” at page 23 above.

Change in Control Arrangements

Lone Star has three separate types of arrangements in place that would trigger payments to one or more of the executive officers named in the Summary Compensation Table upon a change in control of the Company:

•             Lone Star’s 2006 Employment Retention Policy, or the 2006 Policy, which replaced Lone Star’s Employment Retention Policy, or the Prior Policy (Rhys J. Best, Joseph Alvarado, Charles J. Keszler, Robert F. Spears and W. Byron Dunn are subject to the 2006 Policy);

•             the Employment Agreement dated May 7, 2001 between Lone Star and Mr. Best; and

•             Lone Star’s 2004 Long-Term Incentive Plan, or the 2004 LTIP.

Employment Retention Policies

Prior Policy

The Board of both Lone Star and its largest operating subsidiary, Steel, adopted an Employment Retention Policy, or the Prior Policy, in 1997 that provided that each officer or key employee designated by Lone Star’s Board or Human Resources Committee would receive a lump sum payment if his or her employment was involuntarily terminated without “cause” or was voluntarily terminated for “good reason” within two years after a “change in control” of the employer.  The lump sum payment for each officer was to be an amount, as determined by Lone Star’s Board or Human Resources Committee, that did not exceed 24 times the officer’s average monthly compensation.  The average monthly compensation was based on the individual’s salary and bonus for the 12 months prior to termination or, if higher, the 12 months prior to the change in control.  If no cash bonus was paid to the individual during the applicable 12 month period, however, the monthly compensation would include the full amount of the target cash bonus for that individual at the time his or her employment was terminated.  Lone Star’s other operating subsidiaries also adopted the Prior Policy.  As of October 24, 2006, the date the 2006 Policy was adopted, the Prior Policy covered 26 officers and employees of Lone Star and its operating subsidiaries, including each of Messrs. Best, Alvarado, Keszler, Spears and Dunn.  As of the same date, the lump sum amount for each of these five officers was 24 times his average monthly compensation.

Generally, a “change in control” of an operating subsidiary of Lone Star would occur if Lone Star sold that subsidiary’s stock or assets or if there was a “change in control” of Lone Star.  As President and Chief Executive Officer of Steel, Mr. Dunn was subject to this provision.  A “change in control” of Lone Star was defined, in general, as:

•             a change in control required to be reported under Regulation 14A of the Securities Exchange Act of 1934;

•             more than 50% of Lone Star’s stock becoming beneficially owned by an entity, person or group;

•             a majority of the Board ceasing to be made up of “qualified directors” during any 24 month period;

•             any merger, consolidation or sale of assets of Lone Star in which Lone Star’s shareholders did not continue to own more than 50% of the voting stock of the surviving entity; or

•             the approval by Lone Star’s shareholders of Lone Star’s liquidation or dissolution.

As officers of Lone Star, Messrs. Best, Alvarado, Keszler and Spears were subject to this provision.  As an officer of Steel, Mr. Dunn was subject to this provision.

A “qualified director” was defined as any individual who was a director of Lone Star at the beginning of the 24 month period or was nominated for election or was elected to the Board during that period by two-thirds of the “qualified directors” still in office.

2006 Policy

On October 24, 2006, the Board adopted a new 2006 Employment Retention Policy, or the 2006 Policy, which it offered to certain of its officers and key employees.  The 2006 Policy provides that if a named executive officer is terminated without “cause” or resigns for “good reason” within two years after a “change in control,” Lone Star will:

•             pay such named executive officer a cash severance amount (in one lump sum) equal to the mathematical product of:

•                  the sum of the participant’s then current annual salary (divided by 12) and the higher of his or her average bonus for the immediately preceding two years or his or her target bonus for the current year (divided by 12); and

•                  a severance multiple of 36 for Mr. Best and 30 for each of Messrs. Alvarado, Dunn, Keszler and Spears;

•             “gross-up” for tax purposes the payments and benefits to be received by the named executive officers by making additional payments to or for the benefit of each named executive officer to the extent necessary so that after payment of the excise tax and all federal, state and local income, employment and other applicable taxes and excise tax on the additional payments, each named executive officer realizes what he or she would have received absent payment of the excise tax;

•             continue to provide the same or equivalent medical insurance coverage for such named executive officer until the first to occur of such named executive officer’s commencing employment with an employer who provides substantially equivalent medical insurance coverage or a number of months equal to the applicable severance multiple; and

•             provide outplacement services to such named executive officer at a cost not to exceed $20,000.

In addition, upon the occurrence of a “change in control,” Lone Star will pay each participant (in one lump sum) a pro-rated portion of his or her annual target bonus through the date of the “change in control.”

The 2006 Policy further provides that each named executive officer will be required, as a condition to such named executive officer’s participation in the 2006 Policy, to enter into:

•             a noncompetition agreement with Lone Star for a term of six months, measured from the date of termination without “cause” or resignation for “good reason” within two years after a “change in control”;

•             a nonsolicitation agreement with respect to Lone Star’s employees and operating subsidiaries; and

•             a confidentiality agreement with Lone Star.

Generally, a “change in control” of an operating subsidiary of Lone Star would occur if Lone Star sells that subsidiary’s stock or assets or if there is a “change in control” of Lone Star.  As President and Chief Executive Officer of Steel, Mr. Dunn is subject to this provision.  A “change in control” of Lone Star is defined, in general, as:

•             a change in control required to be reported under Regulation 14A of the Securities Exchange Act of 1934;

•             more than 50% of Lone Star’s stock becomes beneficially owned by an entity, person or group;

•             at any time during any 24-month period, the individuals who were serving on the Board at the beginning of that period or who were nominated for election or were elected to the Board during that period by a vote of at least two-thirds of such individuals still in office shall cease to constitute a majority of the Board;

•             any merger, consolidation or sale of assets of Lone Star in which Lone Star’s shareholders do not continue to own more than 50% of the voting stock of the surviving entity; or

•             the approval by Lone Star’s shareholders of  Lone Star’s liquidation or dissolution.

As officers of Lone Star, Messrs. Best, Alvarado, Keszler and Spears are subject to this provision.  As an officer of Steel, Mr. Dunn is subject to this provision.

The named executive officers, each of whom previously participated in the Prior Policy, elected to become participants in the 2006 Policy instead of participating in the Prior Policy.  In addition, in the event that a “change in control” occurs within one year after the date of the adoption of the 2006 Policy, each named executive officer will be entitled to receive his or her benefits under either the Prior Policy or the 2006 Policy (whichever is most favorable), at his sole discretion.

Mr. Best’s Employment Agreement

Mr. Best’s employment agreement is discussed in the narrative disclosure following the Grants of Plan-Based Awards Table at page 30 above.  Under the terms of his employment agreement, upon a change in control, Mr. Best is to receive the benefits under either the employment agreement or the 2006 Policy, whichever is greater.

2004 LTIP

Certain officers and employees of Lone Star and its operating subsidiaries, including Messrs. Best, Alvarado, Keszler, Spears and Dunn, have stock options and restricted stock granted under Lone Star’s 2004 LTIP.  Under the 2004 LTIP, if a “change in control” of Lone Star occurs (the definition of which is identical to the definition in the Prior Policy and the 2006 Policy) and an officer or employee is terminated in connection with the “change of control,” the individual’s outstanding equity “awards” (as defined in the 2004 LTIP), if any, will be fully vested, and the individual’s outstanding options and stock appreciation rights, if any, will remain exercisable for three years after such termination of employment or other service, but not later than the expiration of the fixed term stated in the original option or stock appreciation rights “award.”  An officer or employee’s employment is deemed to be terminated in connection with a “change in control” if such employment is terminated within two years after the date of the “change in control” either involuntarily without Cause (as defined in the 2004 LTIP) or by the individual as a result of a reduction of his or her compensation or any material change in the location, authority, duties or other working conditions of his or her employment.

In the event that the holder of an outstanding “award” is employed by or provides services to a subsidiary of Lone Star (as is the case with Mr. Dunn) and if the stock or assets of the subsidiary are transferred to a third party or otherwise disposed of, and if, immediately after such transfer or other disposition, the holder of the “award” is no longer employed by or no longer provides services to Lone Star and its subsidiaries, then, unless the Human Resources Committee determines otherwise, and unless the “award” or the holder’s rights under the “award” terminate sooner in accordance with its terms or the terms of the 2004 LTIP, upon consummation of the transfer or other disposition each option and stock appreciation right will become fully vested and exercisable for a period of three years after the termination; the restrictions, vesting conditions and forfeiture conditions applicable to a stock, stock unit or other similar “award” will lapse; and the conditions applicable to an “award” will be deemed to have been satisfied.

Estimated Payments

The following chart illustrates the estimated payments to be made to Messrs. Best, Alvarado, Keszler, Spears and Dunn upon a “change in control” pursuant to the 2006 Policy and the 2004 LTIP:

NEO	2006 Policy	2004 LTIP			Total
		Options		Restricted Stock

Rhys J. Best(18)	$4,337,317	$5,443,488	(19)	$5,228,280	$15,009,085

Joseph Alvarado	$2,367,763	$664,750		$1,161,840	$4,194,353

W. Byron Dunn	$1,784,586	$770,106	(20)	$816,919	$3,371,611

Charles J. Keszler	$1,140,458	$527,294	(21)	$386,893	$2,054,645

Robert F. Spears	$1,074,013	$159,475	(22)	$386,893	$1,620,381

(18) The foregoing table assumes that vesting of Mr. Best’s stock options and restricted stock would be accelerated in accordance with the 2004 LTIP and “cashed out” as part of any acquisition of the Company.  If for some reason such did not occur, Mr. Best would have the alternative under his employment agreement of receiving 50% vesting of his stock options and 50% vesting of his restricted stock on the date of the acquisition, with the vesting of the remainder of such options and restricted stock on the second anniversary of such acquisition.  If Mr. Best were to choose this alternative, he would also receive a lump sum amount equal to $2,993,220, which includes the following: $1,234,110 (base salary for the remainder of the term of the employment agreement (January 1, 2007 through May 7, 2009)); $1,234,110 (targeted bonus of 100% of base salary for the remainder of the term of the employment agreement (January 1, 2007 through May 7, 2009)); and $525,000 (one year’s base salary).  The foregoing table assumes that Mr. Best would not receive anything under his employment agreement due to the fact that the 2006 Policy would be more beneficial to him and the 2006 Policy and Mr. Best’s employment agreement are, by their terms, mutually exclusive.

(19) Includes 16,250 options (valued at $518,294) which were unexercisable as of December 31, 2006.

(20) Includes 7,500 options (valued at $239,213) which were unexercisable as of December 31, 2006.

(21) Includes 5,000 options (valued at $159,475) which were unexercisable as of December 31, 2006.

(22) All 5,000 options (valued at $159,475) included in this column were unexercisable as of December 31, 2006.

Director Compensation

Each director of Lone Star who is not an employee of Lone Star or any of its subsidiaries receives an annual retainer of $30,000, plus expenses incurred in connection with attendance at meetings of the Board or any committee of the Board of which he is a member.  In addition to the annual retainer, each chairman of a committee receives a retainer of $5,000 per year and each director receives attendance fees of $1,500 for each regular meeting of the Board attended, $1,500 for each regular committee meeting attended whether or not there was a Board meeting that same day and $750 for each special meeting of the Board or any committee attended.  The presiding director receives an additional annual retainer of $10,000. The Chairman of the Audit Committee receives an additional annual retainer of $5,000 in recognition of the increased time commitment that the duties of that position require.  Each director may elect to receive his retainer and meeting fees in cash or Lone Star shares, or he may defer receipt under a phantom stock arrangement.  Mr. Hegi has deferred receipt of his directors’ fees that he was otherwise entitled to receive in each of the last nine years and in 1989.  He owned an aggregate of 24,751.17 phantom stock units on January 2, 2007.  One third of the phantom stock units deferred in 2006 will be distributed in cash to Mr. Hegi on the first day of 2008, 2009 and 2010, respectively.  Phantom stock units deferred in previous years will be distributed in cash to Mr. Hegi upon his retirement from the Board.  The amount of cash to be paid by Lone Star to Mr. Hegi for each phantom stock unit will be equal to the then current market price of one share of Lone Star Common Stock.  A director who is an employee of Lone Star or any of its subsidiaries receives no compensation for serving as a director of Lone Star.

Following each of the Annual Meetings from 1998 through 2003, each director then in office who was not an employee of Lone Star or its subsidiaries (each, a non-executive director) received a stock option for 12,500 shares of Common Stock under the terms of the 1985 Long-Term Incentive Plan of Lone Star with an exercise price at the fair market value of the Common Stock on the date the options were granted.  Each non-executive director received a stock option for 7,000 shares in 2004 under the terms of the 2004 Long-Term Incentive Plan of Lone Star with an exercise price equal to the fair market value of the Common Stock on the date of grant.  The non-executive directors held options as of February 28, 2007 covering the following numbers of shares of Common Stock: Mr. Hegi, 107,000 shares; Mr. Keiser, 32,000 shares; Mr. Kelley, 41,375 shares; Mr. McHugh, 66,375 shares; Mr. Micallef, 9,375 shares; and Mr. Ryan, 9,375 shares.

Each non-executive director received a grant of 2,500 restricted stock units in 2004, 2,400 shares of restricted stock in 2005 and 2,400 restricted stock units in 2006 under Lone Star’s 2004 Long-Term Incentive Plan, except that in 2005 Messrs. Dinges and Reed each received a grant of 1,200 shares of restricted stock when he was appointed to Lone Star’s Board in August 2005.  The non-executive directors held restricted stock units in the following amounts as of February 28, 2007: Mr. Dinges, 2,400; Mr. Hegi, 4,900; Mr. Keiser, 4,900; Mr. Kelley, 4,900; Mr. McHugh, 4,900; Mr. Micallef, 2,400; Mr. Reed, 2,400; and Mr. Ryan, 2,400.  The non-executive directors held the following shares of restricted stock as of February 28, 2007: Mr. Dinges, 800; Mr. Hegi, 1,600; Mr. Keiser, 1,600; Mr. Kelley, 1,600; Mr. McHugh, 1,600; Mr. Micallef, 1,600; Mr. Reed, 800; and Mr. Ryan, 1,600.

Director Compensation for Fiscal Year 2006(23)

		Stock				Change in Pension
	Fees Earned	Awards		Option	Non-Equity	Value and Nonqualified	All Other
	or Paid	($)		Awards ($)	Incentive Plan	Deferred Compensation	Compensation
Name	in Cash ($)	(24)		(24)	Compensation ($)	Earnings ($)	($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)
Dan O. Dinges	$48,750	$29,969	(25)	$0	$0	$0	$0	$78,719
Frederick B. Hegi, Jr.	$64,500	$40,694	(25)	$70,904	$0	$0	$0	$176,098
Robert L. Keiser	$62,750	$40,694	(25)	$70,904	$0	$0	$0	$174,348
Robert Kelley	$57,000	$40,694	(25)	$70,904	$0	$0	$0	$168,598
M. Joseph McHugh	$53,500	$40,694	(25)	$70,904	$0	$0	$0	$165,098
Alfred M. Micallef	$48,750	$40,694	(25)	$70,904	$0	$0	$0	$160,348
David A. Reed	$57,750	$29,969	(25)	$0	$0	$0	$0	$87,719
Jerry E. Ryan	$53,250	$40,694	(25)	$70,904	$0	$0	$0	$164,848

Director Stock and Option Awards Outstanding at December 31, 2006

Name	Stock Awards	Option Awards
Dan O. Dinges	3,200	0
Frederick B. Hegi, Jr.	6,500	107,000
Robert L. Keiser	6,500	32,000
Robert Kelley	6,500	41,375
M. Joseph McHugh	6,500	66,375
Alfred M. Micallef	4,000	9,375
David A. Reed	3,200	0
Jerry E. Ryan	4,000	9,375

(23)       Information on our directors’ outstanding stock awards and outstanding option awards at December 31, 2006 is provided in the next table.

(24)       The amounts in columns (c) and (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of awards pursuant to the 2004 LTIP and thus may include amounts from awards granted in and prior to 2006.  Assumptions used in the calculation of these amounts are included in Note J to the Company's audited financial statements for the fiscal year ended December 31, 2006, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.

(25)       As required by our 2004 LTIP, in computing the grant date fair value of the 2006 stock awards, we have used the average of the high and low prices for our common stock on the New York Stock Exchange on the date of grant, March 1, 2006.  The high price on March 1, 2006 was $50.68 per share and the low price on March 1, 2006 was $49.65 per share, yielding an average price per share of $50.165.  The grant date fair value of each director’s stock awards, computed in accordance with our 2004 LTIP, was $120,396.  FAS 123R requires computation of the grant date fair value using the closing price on the date of grant, which was $50.59 per share on March 1, 2006, which would yield a grant date fair value of $121,416 for each director.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2006, relating to equity compensation plans of Lone Star pursuant to which stock options, restricted stock or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

Number of
securities
remaining available
	Number of				for future issuance
	securities to be		Weighted-average		under equity
	issued upon		exercise price of		compensation plans
	exercise of outstanding		outstanding		[excluding
	options, warrants		options, warrants		securities reflected
	and rights		and rights		in column (a)]
Plan category	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	1,120,097	(3)	$26.51	(4)	1,662,782	(5)
Equity compensation plans not approved by security holders(2)	-0-		-0-		-0-
Total	1,120,097	(3)	$26.51	(4)	1,662,782	(5)

(1)             These plans are the 1985 Long-Term Incentive Plan, the 2004 Long-Term Incentive Plan and the Employee Stock Purchase Plan of Lone Star.

(2)             All equity compensation plans of Lone Star have been approved by its shareholders.

(3)             Includes outstanding options to purchase 735,311 shares of Common Stock under the 1985 Long-Term Incentive Plan and the 2004 Long-Term Incentive Plan, 331,005 shares of restricted stock issued under both Plans, and 53,781 shares of Common Stock issued under the Employee Stock Purchase Plan.

(4)             Weighted average exercise price of outstanding options.  Excludes restricted stock and shares issued under the Employee Stock Purchase Plan.

(5)             Includes 1,516,563 shares that are available for future issuance under the 2004 Long-Term Incentive Plan and 146,219 shares that are available for future issuance under the Employee Stock Purchase Plan.  No shares are available for future issuance under the 1985 Long-Term Incentive Plan.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Human Resources Committee are Robert L. Keiser, Chairman, David A. Reed and Jerry E. Ryan.  No member of the Human Resources Committee is or has been an officer or employee of Lone Star or any of its subsidiaries.  In 2006 no executive officers of Lone Star served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Human Resources Committee of Lone Star.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Lone Star (the “Committee”) oversees Lone Star’s financial reporting process on behalf of the Board.  Management, however, has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

The Committee has three members.  No member has any relationship with Lone Star that would interfere with his independence from management and Lone Star, and each member is “independent” as defined by the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange currently in effect.  The Committee operates under a written charter approved by the Board and reviewed and reassessed annually by the Committee.  The charter, among other things, requires that all members of the Committee be independent and “financially literate” and at least one member be a “financial expert.”  The charter also sets forth the Committee’s responsibilities regarding the oversight of the integrity of Lone Star’s financial statements; the review of Lone Star’s financial reports, accounting policies and practices and internal controls; the selection, oversight and termination of Lone Star’s auditors; and the assessment of the auditors’ independence and the approval of the services they perform.

The Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2006.  The Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee also reviewed and discussed with Lone Star’s independent auditors the 2006 financial statements.  The auditors expressed their opinion on the conformity of those financial statements with generally accepted accounting principles.

The Committee’s review with the independent auditors included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of Lone Star’s accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed the auditors’ independence with them.

The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Lone Star’s internal controls, and the overall quality of Lone Star’s financial reporting.  The Committee held 5 meetings during 2006.  The Committee discussed Lone Star’s quarterly financial statements for each quarter of 2006 with the independent auditors at its meetings.

The Committee is satisfied with the results of its reviews and discussions referred to above, and, therefore, the Committee recommends to the Board that the audited financial statements be included in Lone Star’s Annual Report on Form 10-K for the year ended December 31, 2006.

The foregoing report is submitted by the Audit Committee, the members of which are:

Robert Kelley, Chairman
David A. Reed
Jerry E. Ryan

AUDIT COMMITTEE CHARTER

Lone Star’s Board has adopted a written charter for the Audit Committee, a copy of which is available on Lone Star’s website (www.lonestartech.com).  All members of the Audit Committee are “independent” as defined by the Sarbanes-Oxley Act of 2002 and the corporate governance rules of the New York Stock Exchange.

FEES OF AUDITOR

The fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered to Lone Star and its subsidiaries for the fiscal years ended December 31, 2005 and December 31, 2006 were as follows:

	2005		2006
Audit Fees(a)	$1,202,840	98.3%	$1,286,000	97.3%
Audit-Related Fees(b)	—	—	—	—
Tax Fees(c)	21,280	1.7	35,511	2.7%
All Other Fees(d)	—	—	—	—
Total	$1,224,120	100.0%	$1,321,511	100.0%

(a)             Fees for these audit services billed in 2005 and 2006 consisted of the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, the audit of management’s assessment of internal control over financial reporting, the audit of internal control over financial reporting, audit services in connection with our 2006 joint ventures, audit services in connection with the release of Financial Accounting Standards Board Interpretation No. 48, and consents and other services related to Securities and Exchange Commission (“SEC”) matters.

(b)            There were no fees for audit related services billed in 2005 or 2006.

(c)             The tax fees in 2005 and 2006 were incurred in order to comply with the requirements of Mexican taxing authorities relating to Fintube’s operations in that country.

(d)            No other fees were billed in 2005 and 2006.

The charter of the Audit Committee requires the approval by the Audit Committee of all professional services rendered by Lone Star’s independent auditor prior to the commencement of the services.  The services performed by Deloitte in 2005 and 2006 were approved by the Audit Committee in accordance with its charter.

APPOINTMENT OF INDEPENDENT AUDITORS

Deloitte & Touche LLP, which was initially engaged by Lone Star in June 2002, served as independent public accountants for Lone Star for the fiscal years ended December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006.  Deloitte & Touche is a public accounting firm registered with the Public Company Accounting Oversight Board.  Deloitte & Touche has been recommended by the Audit Committee for reappointment as Lone Star’s independent public accountants for the fiscal year ending December 31, 2007.

Although approval is not required by Lone Star’s By-laws or otherwise, the shareholders are being asked to approve the appointment of Deloitte & Touche as Lone Star’s independent public accountants for 2007 as a matter of good corporate practice.  Even if the shareholders approve of that appointment, the Audit Committee in its discretion may appoint a different independent accounting firm anytime during the year if the Audit Committee determines that such action would be in the best interest of Lone Star and its shareholders.  In the event the shareholders fail to approve the appointment of Deloitte & Touche, the Audit Committee will consider that vote in determining whether to appoint Deloitte & Touche or another independent accounting firm.

In selecting Lone Star’s independent auditors, the Audit Committee considers all relevant factors, including the firm’s technical competence and independence, the capabilities of the key partners and managers of the firm who are responsible for the audit, the firm’s quality control procedures, the value of continuity, and the firm’s familiarity with Lone Star’s business.

A representative of Deloitte & Touche is expected to attend the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The affirmative vote of a majority of the shares of Lone Star Common Stock present at the Annual Meeting, in person or by proxy, is required to approve the appointment of Deloitte & Touche as Lone Star’s independent auditors for 2007.  An abstention will have the same effect as a vote against the approval of that appointment.

Lone Star’s Board recommends a vote FOR the approval of the appointment of Deloitte & Touche as independent public accountants for Lone Star for 2007.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of February 28, 2007, the number of shares of Lone Star Common Stock beneficially owned by each person known by Lone Star to own beneficially more than five percent of its outstanding Common Stock.  Percentages are based on 30,634,603 shares of Common Stock of Lone Star which were issued and outstanding on that date.  The information below and elsewhere in the Proxy Statement reporting share ownership of Lone Star is believed to be current based upon information made available to Lone Star prior to the date of this Proxy Statement.

Name and Address of Beneficial Holder	Amount of Beneficial Ownership		Percent of Outstanding Common Stock
Barclays Global Investors, NA 45 Fremont Street San Francisco, California 94105	2,121,488	(1)	6.93%
TIAA-CREF Investment Management, LLC 730 Third Avenue New York, NY 10017	2,290,954	(2)	7.48%

(1)    As set forth in their Schedule 13G dated January 23, 2007, these securities are held by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited (collectively, “Barclays”) in trust accounts for the economic benefit of the beneficiaries of those accounts.  Barclays reported sole dispositive power with respect to all the shares and sole voting power with respect to 2,002,737 of the shares.

(2)    As set forth in their Schedule 13G dated February 14, 2007, these securities are held by TIAA-CREF Investment Management, LLC (“TIAA”), College Retirement Equities Fund Stock Account (“CREF”) and Teachers Advisors, Inc. (“Advisors”).  TIAA acts as an investment adviser to CREF, a registered investment company, and may be deemed to be a beneficial owner of 1,991,899 shares of Issuer’s common stock owned by CREF.  Advisors is the investment adviser to four registered investment companies, TIAA-CREF Institutional Mutual Funds, TIAA-CREF Life Funds, TIAA-CREF Mutual Funds and TIAA Separate Account VA-1, as well as the TIAA-CREF Asset Management Commingled Funds Trust I, and may be deemed to be a beneficial owner of 299,055 shares of Issuer’s common stock owned by them.  TIAA reported sole dispositive power and sole voting power with respect to 1,991,899 shares, Advisors reported sole dispositive power and sole voting power with respect to 299,055 shares and CREF reported shared dispositive and shared voting power with respect to 1,881,363 shares.

ADDITIONAL INFORMATION

Other Matters

The Annual Meeting has been called for the purposes set forth in the Notice of Annual Meeting to which this Proxy Statement is appended.  It is not anticipated that matters other than the election of Directors and the appointment of independent auditors as described in the Notice and this Proxy Statement will be brought before the meeting for action.  If any other matters do properly come before the meeting, it is intended that votes thereon will be cast for all shares represented by unrevoked proxies solicited hereby which are received prior to the voting thereon in accordance with the best judgment of any of the persons authorized to vote as proxies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Lone Star’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC.  During 2006, based solely on Lone Star’s review of these reports, it believes that the Section 16(a) reports were filed timely by its executive officers and directors.

Cost And Method Of Proxy Solicitation

The cost of this proxy solicitation will be paid by Lone Star.  In addition, Lone Star will reimburse brokers and other custodians, nominees, and fiduciaries for their expenses in sending proxies and proxy materials to their principals.  Officers and other regular employees of Lone Star and, if necessary, its subsidiaries may request by telephone, telegram, or in person the return of proxies.  Those officers and other regular employees of Lone Star or subsidiaries will not receive additional compensation in connection with any solicitation of proxies.

Annual Report And Form 10-K

The Annual Report to Shareholders of Lone Star for the year ended December 31, 2006, including the Annual Report on Form 10-K for the same period (without exhibits), has been mailed to shareholders of record as of March 5, 2007.  A copy of the Annual Report on Form 10-K has been filed with the Securities and Exchange Commission and will be furnished (without exhibits) without charge to shareholders upon written request to Lone Star Technologies, Inc., P.O. Box 803546, Dallas, Texas 75380-3546, ATTN: Charles J. Keszler, Corporate Relations.

Shareholder Proposals For 2008 Annual Meeting

Shareholder proposals for consideration at the 2008 Annual Meeting of Shareholders must be received no later than November 10, 2007, at Lone Star’s principal executive office, 15660 N. Dallas Parkway, Suite 500, Dallas, Texas 75248, directed to the attention of the Secretary.  Proposals received after that date will not be considered for inclusion in the proxy materials relating to that annual meeting and will not be considered timely notice with respect to business to be brought before such meeting.

PROXY	LONE STAR TECHNOLOGIES, INC.	PROXY

15660 N. Dallas Parkway, Suite 500

Dallas, Texas 75248

Annual Meeting April 23, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder.  If no direction is made as to the nominees for election, this proxy will be voted FOR the nominees named.  If no direction is made as to Proposal 2, this proxy will be voted FOR Proposal 2.

The undersigned having received the notice and accompanying Proxy Statement for said meeting, hereby appoints as Proxies Rhys J. Best, Robert F. Spears and Charles J. Keszler, or any one of them, with power of substitution in each, to vote at the annual meeting or any adjournments thereof all the shares of Lone Star Technologies, Inc. which the undersigned may be entitled to vote.  The above Proxies are, and each of them is, hereby instructed to vote as shown on the reverse side of this card.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

☒           Please mark your

votes as in this

example using dark

ink only.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED AND FOR PROPOSAL 2.

WITHHOLD
AUTHORITY
		FOR	TO	Nominees are:
		NOMINEES	VOTE
Dan O. Dinges, Robert L. Keiser and David A.
1.	Election of Directors	☐	☐	Reed for terms expiring 2010.

To withhold authority to vote for any nominee(s),
name the nominee(s) below:

				FOR	AGAINST	ABSTAIN
2.	Approve the appointment of Deloitte & Touche LLP			☐	☐	☐
as the Company’s independent accountants for 2007.

3.	In their discretion, upon other business as may properly come before the meeting or any adjournment(s) thereof.

SIGNATURE(S)                                                                                                   DATE

SIGNATURE(S)                                                                                                   DATE

(SIGNATURE IF HELD JOINTLY)

This proxy must be dated and signed EXACTLY as shown hereon.  Executors, administrators, trustees, etc., should give full title as such.  If a corporation, please sign full corporate name as duly authorized officer.